UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIRTRA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Texas

93-1207631

(State or other jurisdiction of

(I.R.S. Employer Identification No.)

incorporation or organization)

2500 City West Boulevard

Houston, Texas

77042

(Address of principal executive offices)

           (Zip Code)

VIRTRA SYSTEMS 2007 STOCK OPTION PLAN

(Full title of plan)

(Name, address and telephone number of agent for service)

Steven M. Haag

Virtra Systems Inc.

2500 CityWest Boulevard, Suite 300

Houston, Texas 77042

(832) 242 – 1100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.005 par value per share	18,274,499	$0.04	$730,979.96	$22.44

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Omitted pursuant to the General Instructions of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which we have filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)

Our Annual Report on Form 10-KSB for the year ended December 31, 2006;

(b)

All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)

Description of our Common Stock contained or incorporated in the registration statements we filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents that we subsequently filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation provide that no director or officer shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve: (i) a breach of the director’s duty of loyalty to our company and our stockholders, (ii) bad faith, intentional misconduct or a knowing violation of law, (iii) the payment of dividends in violation of the Texas Business Corporation Act, or (iv) any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we have the power to indemnify, to the greatest allowable extent permitted under the Texas Business Corporation Act, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of the Company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the Texas Business Corporation Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT

DESCRIPTION

NUMBER

4.1

Articles of Incorporation (incorporated by reference from Exhibit 3.6 of Amendment No. 1 to our Registration Statement on Form 10-SB filed on February 24, 2000)

4.2

Bylaws (incorporated by reference from Exhibit 3.6 of Amendment No. 1 to our Registration Statement on Form 10-SB filed on February 24, 2000)

5.1

Opinion of Whitley Law Group, P.C. regarding the legal validity of the shares of

Common Stock being registered on this Registration Statement (filed herewith)

23.1

Consent of Counsel (contained in Exhibit 5.1)

23.2

Consent of Independent Registered Public Accounting Firm (filed herewith)

Item 9. Undertakings.

We hereby undertake:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution.

Paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports we filed pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

We hereby undertake that, for purposes of determining any liability under the Securities Act, if the securities are offered or sold to a purchaser by means of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(i)

Any preliminary prospectus or prospectus relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering or used or referred to by us;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

(iv)

Any other communication that is an offer in the offering made by us to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 24th day of August, 2007.

VIRTRA SYSTEMS, INC.

By:

/s/ Perry V. Dalby

____________________________

Perry V. Dalby

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature

Title

Date

/s/ Perry V. Dalby

Chief Executive Officer, Chief Financial Officer

Perry V. Dalby

and Director

August 24, 2007

(Principal Executive Officer)

/s/ Bob Ferris

President and Director

August 24, 2007

Bob Ferris

/s/ H. Frank Stanley

Director

August 24, 2007

H. Frank Stanley

Date:     August 24, 2007

By:  /s/ Steven Haag

_______________________________

Steven Haag

Secretary